UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

BIOCEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36284	80-0943522
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5810 Nancy Ridge Drive, San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 320-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Financial Officer

On July 25, 2016, in connection with the hiring of Timothy Kennedy (as described below), Biocept, Inc. (the “Company”) and Mark G. Foletta mutually agreed that he would resign from his position as the interim Chief Financial Officer of the Company, effective immediately.

On July 25, 2016, the Company hired Mr. Kennedy as the Company’s Chief Financial Officer, Senior Vice President of Operations and Secretary, replacing Mr. Foletta. The commencement of Mr. Kennedy’s employment with the Company was July 25, 2016. A copy of the press release announcing the hiring of Mr. Kennedy is attached hereto as Exhibit 99.1.

Mr. Kennedy, age 58, has over 30 years of executive, financial, and operational leadership experience, with over 25 years in the clinical diagnostics industry. Mr. Kennedy previously served as Chief Financial Officer of Millennium Health, a privately held leading urine drug testing and pharmacogenetics laboratory company, from 2013 to July 2016. Prior to joining Millennium Health, Mr. Kennedy was Chief Financial Officer and General Manager of PLUS Diagnostics, a urology, gastroenterology and oncology lab from 2008 through 2012. Prior to Plus Diagnostics, Mr. Kennedy held an ownership position in Diagnostic Imaging Management, a multi-site imaging company from 1997 to 2008, expanding from 12 to 33 free-standing centers across the United States. From 1988 to 1997, Mr. Kennedy held a number of management positions with National Health Laboratories, where he served as the Head of Finance, completing over 50 acquisitions and the merger with Roche Biomedical Labs to form LabCorp in 1995. Mr. Kennedy serves on the Board of Directors of MyCircle Health, a data services company that helps patients with chronic health conditions measure, evaluate, control and communicate daily test results to their healthcare providers and physicians. Mr. Kennedy holds a bachelor’s degree in Business - Accounting/Information Technology from Keane University.

In connection with his hiring, the Company and Mr. Kennedy have entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Kennedy will be entitled to receive a base salary of $305,000 per year, and will be eligible to participate in the Company’s annual cash incentive plan for its executives with a target bonus percentage equal to 40% of his base salary, which amount will be pro-rated for fiscal 2016. Pursuant to the Employment Agreement, Mr. Kennedy will be granted (i) a stock option to purchase up to 200,000 shares of the Company’s common stock (the “Time-Based Option”), 25% of which will vest on the one-year anniversary of the commencement of Mr. Kennedy’s employment with the Company, and remainder of which will vest in equal monthly installments over the following three years, (ii) a stock option to purchase up to 100,000 shares of the Company’s common stock (the “Performance-Based Option”), which vest upon the Company’s achievement of corporate goals for 2016 and the consummation of a specified financing transaction, and (iii) a restricted stock unit award covering 75,000 shares of the Company’s common stock, 100% of which will vest on the one-year anniversary of the commencement of Mr. Kennedy’s employment with the Company. The Time-Based Option and Performance-Based Option have an exercise price equal to the closing price of the Company’s common stock on the date of grant. In addition to a base salary, Mr. Kennedy will be entitled to participate in any employee benefit plan or arrangement made available by the Company to its senior executives.

While Mr. Kennedy will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination without cause or as a result of his own voluntary resignation with good reason, Mr. Kennedy will be entitled to a lump-sum severance payment equal to nine month’s base salary, reimbursement for the cost of COBRA coverage for a period of up to nine months following his termination of employment and accelerated vesting of all outstanding time-based stock options and other time-based equity awards as if Mr. Kennedy had completed service for an additional 12 months.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 99.2.

Amendment to 2013 Equity Incentive Plan

On July 25, 2016, the Board approved an amendment to the Company’s Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”) to reserve 1,000,000 shares of common stock exclusively for the grant of stock awards to employees who have not previously been an employee or director of the Company, except following a bona fide period of non-employment, as an inducement material to the individual’s entering into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The 2013 Plan was amended by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.

The foregoing description of the 2013 Plan, as amended, does not purport to be complete and is qualified in its entirety by reference to the full text of the 2013 Plan, as amended, attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Biocept, Inc. dated July 27, 2016.

99.2	Employment Agreement by and between Biocept, Inc. and Timothy Kennedy dated July 25, 2016.

99.3	Biocept, Inc. Amended and Restated 2013 Equity Incentive Plan, Form of Stock Option Grant Notice, Option Agreement, Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit agreement for use thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCEPT, INC.

Dated: July 27, 2016	By:	/s/ Michael W. Nall
	Name:	Michael W. Nall
	Title:	Chief Executive Officer